AMENDMENT NO. 1 TO
SHAREHOLDER AGREEMENT

THIS AMENDEMENT NO. 1 (“Amendment”) to the Shareholder Agreement dated February 23, 2006 (the “Agreement”) is made and entered into this 1st day of March 2006, by and among Tunex International, Inc., a Utah corporation (the “Company”), Michael Woo (“Woo”), and Edward Dallin Bagley (“Bagley”), who are all of the parties to the Agreement.

RECITAL

Tunex is exploring opportunities to change and improve its business operations and it has determined that circumstances could arise where it would be beneficial to Tunex and its shareholders to issue shares for funding, acquisitions, and other corporate purposes in excess of the limit originally set forth in the Agreement. Woo and Bagley desire to provide greater flexibility to Tunex in issuing shares so that Tunex can pursue its business opportunities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the terms of which are incorporated herein and made a part hereof, the parties hereto agree as follows:

1.     Section 1 of the Agreement is hereby deleted in its entirety and the following new paragraph 1 is inserted in lieu thereof:

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1.     After giving effect to the transaction contemplated the Purchase Agreement, the Company shall not issue more than 3,600,000 shares of common stock (including common stock equivalents) for the acquisition of any business (including by merger, share exchange, purchase, consolidation, or purchase of assets) in which any then current officer, director, or holder of five percent or more of the Company’s common stock (as determined in accordance with Rule 13d-3 adopted under the Securities Exchange Act of 1934) is then an officer or director or beneficial holder, directly or indirectly, of five percent of such business (as determined in accordance with Rule 13d-3). The foregoing restriction will be effective during the period commencing on the date of this Agreement and ending on the earlier of (a) the date that is two years following the date of this Agreement, and (b) the date that is one-year following the date of the Company’s acquisition by merger, consolidation, stock exchange, or purchase of assets, of a business or businesses with total assets (as determined in accordance with generally accepted accounting principles in the Untied States) of at least $3,500,000 (the “Restricted Period”). For purposes of this Agreement, the term “common stock” means the common stock, par value $0.001, of the Company as constituted in the Company’s Articles of Incorporation, as amended, in effect on the date of this Agreement and any replacement, substitution, or variation thereof adopted by amendment of the Company’s Articles of Incorporation. For purposes of this Agreement, the term “common stock equivalent” means (x) any series, sub-series, class, or sub-class of the capital stock of the Company (whether now existing or hereafter authorized) that is convertible or redeemable for common stock of the Company (y), any debt or other instrument that is convertible or redeemable for common stock of the Company, and (z) any option, warrant, or other right to purchase or acquire any shares of the common stock of the Company.

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2.     All capitalized terms not otherwise defined in this Amendment shall have the same meaning ascribed to such terms in the Agreement. Except as specifically set forth in Section 1 of this Amendment, all terms and provisions of the Agreement remain in full force and effect and are otherwise unaffected by this Amendment.

3.     This Amendment shall be governed by the laws of the state of Utah.

4.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement and made it effective as of the day and year first set forth above.

TUNEX INTERNATIONAL, INC.

By:	/s/
Nick Butterfield, President

WOO

/s/
Michael Woo

BAGLEY

/s/
Edward Dallin Bagley